Exhibit 4.3

PENN NATIONAL GAMING, INC.

and

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

SUPPLEMENTAL INDENTURE

Dated as of October 29, 2013

to

INDENTURE

Dated as of August 14, 2009

8¾% Senior Subordinated Notes due 2019

This SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of October 29, 2013, between Penn National Gaming, Inc., a Pennsylvania corporation (the “Company”), and Wells Fargo Bank, National Association, a national banking association, as trustee under the Indenture referred to below (the “Trustee”).  Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Indenture.

W I T N E S S E T H:

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture, dated as of August 14, 2009, between the Company and the Trustee (the “Indenture”), providing for the issuance of an unlimited amount of 8¾% Senior Subordinated Notes due 2019 (the “Notes”);

WHEREAS, the Company has offered to purchase for cash any and all outstanding Notes (the “Tender Offer”) pursuant to an Offer to Purchase and Consent Solicitation Statement dated October 15, 2013;

WHEREAS, pursuant to the Tender Offer, the Company also has requested that Holders of the Notes deliver their consents (the “Consents”) with respect to certain amendments to the Indenture;

WHEREAS, Section 9.02 of the Indenture provides that the Company and the Trustee may amend or supplement the Indenture and the Notes with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding  (other than Notes owned by the Company, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company) (the “Outstanding Notes”) voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes);

WHEREAS, the Holders of at least a majority of the Outstanding Notes have duly consented to the proposed amendments set forth in this Supplemental Indenture in accordance with Section 9.02 of the Indenture;

WHEREAS, the Company has heretofore delivered or is delivering contemporaneously herewith to the Trustee (i) a copy of resolutions of the Board of Directors of the Company authorizing the execution of this Supplemental Indenture, (ii) evidence of the consent of the Holders set forth in the immediately preceding paragraph and (iii) the Officers’ Certificate and the Opinion of Counsel described in Sections 7.02 and 13.04 of the Indenture; and

WHEREAS, all conditions necessary to authorize the execution and delivery of this Supplemental Indenture and to make this Supplemental Indenture valid and binding have been complied with or have been done or performed.

NOW, THEREFORE, in consideration of the foregoing and notwithstanding any provision of the Indenture which, absent this Supplemental Indenture, might operate to limit such action, the parties hereto, intending to be legally bound hereby, agree as follows.

ARTICLE ONE
AMENDMENTS

SECTION 1.01.  Amendments.  Subject to Section 2.01 hereof, the Indenture is hereby amended by deleting the following provisions and all references thereto:

(a)                                 Sections 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16, 4.17, 4.18 and 4.19, in each case, in their entireties;

(b)                                 clause (iv) of Section 5.01(a); and

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(c)                                  clauses (c), (d), (e), (f), (g), (h) and (i) of Section 6.01.

Effective as of the date hereof, none of the Company, the Trustee or other parties to or beneficiaries of the Indenture shall have any rights, obligations or liabilities under such Sections or clauses and such deleted Sections or clauses shall not be considered in determining whether a Default or Event of Default has occurred or whether the Company or any of the Guarantors has observed, performed or complied with the provisions of the Indenture.

SECTION 1.02.  Amendment of Definitions.  Subject to Section 2.01 hereof, the Indenture is hereby amended by deleting any definitions from the Indenture with respect to which references would be eliminated as a result of the amendments of the Indenture pursuant to Section 1.01 hereof.

SECTION 1.03.  TIA Controls.  Notwithstanding anything contained herein to the contrary, if any provision of this Supplemental Indenture limits, qualifies or conflicts with the duties imposed by TIA § 318(c), the imposed duties shall control.

ARTICLE TWO
MISCELLANEOUS

SECTION 2.01.  Effect of Supplemental Indenture.  Except as amended hereby, all of the terms of the Indenture shall remain and continue in full force and effect and are hereby confirmed in all respects.  From and after the date of this Supplemental Indenture, all references to the Indenture (whether in the Indenture or in any other agreements, documents or instruments) shall be deemed to be references to the Indenture as amended and supplemented by this Supplemental Indenture.  This Supplemental Indenture shall become operative at such time as, and only if, the Company accepts for payment, pursuant to the Tender Offer, Consents of the Holders of at least a majority in principal amount of the Outstanding Notes.

SECTION 2.02.  GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND NEW YORK CIVIL PRACTICE LAWS AND RULES 327(B).

SECTION 2.03.  Counterparts.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 2.04.  Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction hereof.

SECTION 2.05.  The Trustee.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.

[signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date hereof.

The Company:

PENN NATIONAL GAMING, INC.

By:	/s/ Robert S. Ippolito
	Name:	Robert S. Ippolito
	Title:	Vice President, Secretary and Treasurer

[Signature Page to Supplemental Indenture]

WELLS FARGO BANK, NATIONAL
ASSOCIATION,
as Trustee

By:	/s/ Raymond Delli Colli
Authorized Signatory

[Signature Page to Supplemental Indenture]